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                           ATTACHMENT TO FORM N-SAR
                      FOR THE SIX MONTHS ENDING 06/30/98
                     HARTFORD MUTUAL INVESTMENT FUND, INC.

        ITEM 77C.  Matters submitted to a vote of security holders

        The following matters were voted upon at the annual meeting of shareholders held on February 27, 1998. Each matter was approved by the unanimous vote of the holders of all shares of common stock outstanding.

1.      Election of the following Directors:

        James P. Cronin                 William J. McGurk
        John H. Hangen                  Robert D. Morton
        John J. Martocci                Charles S. Palmer
        Nicholas B. Mason               Rodney D. Pierce


        The individuals listed above continue to serve as Directors on the date of this report.


2. Ratification of the appointment of Coopers & Lybrand as independent auditors for the fiscal year ending December 31, 1998.

3. Continuation of the Investment Counsel Agreement with Target Investors, Inc., until the next annual meeting of shareholders.

4. Ratification of the appointment of The Fifth Third Bank as mutual fund servicer and custodian for the Fund.